NEWS RELEASE

White Mountain Announces Director Appointments

Santiago, Chile (June 23, 2008) - White Mountain Titanium Corporation (WMTM-OTC BB) is pleased to announce the appointment of Messrs John May and Wei Lu to the Board of Directors and to the Audit and Compensation Committees.

John May is a principal of a boutique chartered accountancy practice, focusing on advising companies on finance raising, mergers and acquisitions, business strategies and entry onto the PLUS and AIM markets. He was previously a senior partner at Horwath Clark Whitehall, a UK accountancy firm for seventeen years, including eight years on the Managing Board. Mr. May is a director of AIM-listed Petrolatina Energy Plc, TomCo Energy Plc, International Consolidated Minerals Plc and Red Leopard Holdings Plc as well as NASDAQ-listed Avatar Systems, Inc. He is also chairman of Channel Islands-listed Southbank UK Plc and China Pub Company Plc. He was previously finance director of AIM-listed London and Boston Investments Plc and a director of AIM-listed Croma Group Plc. Mr. May qualified as a chartered accountant in 1974, having previously received a DIA at the University of Bath Management School and a Bachelor of Arts degree from the University of London.

Wei Lu is a partner of Cybernaut Capital Management Ltd, a private equity firm with a Greater China regional focus, and has over fifteen years of diverse experience in investment research and management as well as business operations. He was previously a vice president of The Blackstone Group, assisting in managing an Asia Pacific investment fund.  Prior to Blackstone, he was a vice president and senior analyst at Oppenheimer Asset Management and Bank of New York Capital Markets. He was also a co-founder and CFO of the San Francisco headquartered internet technology and consulting firm SRS2 Inc. Mr. Lu received an MBA degree from Northeastern University, an MS in Economics from the University of Connecticut, and a Bachelor of Science degree in International Business from Shanghai Jiaotong University. Mr. Lu is a Chartered Financial Analyst Charter holder.

White Mountain’s Executive Chairman, Mr. Brian Flower, commented on the appointments saying “On behalf of the Company and my fellow directors, I welcome the skills, experience and independence John and Wei will impart to the Board and Committees to the Board."

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, and to secure off-take contracts for the planned rutile concentrate output. It would be the intention to sell the rutile concentrate to paint and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed or does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward- looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10K for the year ended December 31, 2007, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President
(56) 2-231-5780
Brian Flower, Chairman
(604) 408-2333